SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders


A special meeting of shareholders of all Portfolios of the Fund was held on May 2, 2003. The results of the votes tabulated at the special meeting are reported below
To elect eight Directors to the Board of Directors

Name of Director		For		Withheld
Richard H. Francis	25,061,217 shares	1,238,143 shares
Jack W. Fritz		25,061,217 shares	1,238,143 shares
Joseph D. Gallagher	25,056,580 shares	1,242,780 shares
Jeffery E. Garten	25,183,450 shares	1,115,910 shares
Peter F. Krogh		25,163,927 shares	1,135,433 shares
James S. Pasman, Jr.	25,160,651 shares	1,138,709 shares
William W. Priest	25,059,859 shares	1,239,501 shares
Steven N. Rappaport	25,060,156 shares	1,239,204 shares

A special meeting of shareholders of all Portfolios of the Fund was held on May 16, 2003. The results of the votes tabulated at the special meeting are reported below:

To amend the charter to allow involuntary redemptions:

For 		21,313,156 shares
Against 	2,330,857 shares
Abstain 	1,251,363 shares